EXHIBIT  5



                                April 12, 1994



Peter Kiewit Sons', Inc.
1000 Kiewit Plaza
Omaha, Nebraska  68131

     Re:     Form S-8 Registration Statement

Gentlemen:

     Reference is made to the Registration Statement on Form S-8 of Peter Kiewit Sons', Inc. (the "Company"), to be filed with the Securities and Exchange Commission on or about April 12, 1994 (the "Registration Statement"). The Registration Statement will register 1,050,000 shares of Class C Construction & Mining Group Restricted Redeemable Convertible Exchangeable Common Stock and 12,594 shares of Class D Diversified Group Convertible Exchangeable Common Stock.

     As counsel to the Company, I am familiar with the contents of the Registration Statement, the terms and conditions of the securities to be registered thereunder, and the Trust Indenture under which the Convertible Debentures will be issued.

     Based on the foregoing, it is my opinion that the shares of Class C Construction & Mining Group Restricted Redeemable
Convertible Exchangeable Common Stock and Class D Diversified Group Convertible Exchangeable Common Stock, when sold pursuant to the offering contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ Kenneth D. Gaskins
                                   Kenneth D. Gaskins
                                   Corporate Counsel
KDG/lsv
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